Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-178205 on Form S-4 of our reports dated February 18, 2011, relating to the consolidated financial statements of Huntington Bancshares Incorporated and subsidiaries and the effectiveness of Huntington Bancshares Incorporated and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Huntington Bancshares Incorporated for the year ended December 31, 2010, and to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement.

/s/ Deloitte & Touche LLP

Columbus, Ohio

December 21, 2011